Sullivan & Worcester LLP	T 202 775 1200
1666 K Street, NW	F 202 293 2275
Washington, DC 20006	www.sandw.com

                      December 28, 2007

RMR Funds Series Trust
400 Centre Street
Newton, Massachusetts 02458

Ladies and Gentlemen:

        We have acted as counsel to the RMR Funds Series Trust (the "Trust") in connection with the Registration Statement of the Trust on Form N-1A (the "Registration Statement") under the Securities Act of 1933, as amended (File No. 333-145646), and the Investment Company Act of 1940, as amended (File No. 811-22116), with respect to the proposed issuance and sale by the Trust of an unlimited number of shares of beneficial interest, par value $.001 per share, of the Trust (the "Shares"), representing beneficial interests in the RMR Real Estate Securities Fund (the "Fund"), the sole series of the Trust. The Shares are to be sold in the manner described in the Registration Statement.

        We have examined the Trust's Agreement and Declaration of Trust (the "Declaration of Trust"), and the Trust's Bylaws as in effect on the date hereof, and are familiar with the actions taken by the Trust in connection with its organization and the authorization of the Shares. We have also examined such other documents and records and such matters of law as we have deemed necessary for the purposes of this opinion. This opinion is limited to the laws of The Commonwealth of Massachusetts and applicable Federal law.

        Based upon the foregoing, we are of the opinion that:

  1.
  The Trust has been duly organized and is a validly existing under the laws of The Commonwealth of Massachusetts as a trust with transferable shares of the type commonly called a Massachusetts business trust.

  2.
  The Shares have been duly authorized and, when issued and paid for in the manner described in the Registration Statement, will be validly issued, fully paid and, except as described in the following paragraph, non-assessable by the Trust.

        Under Massachusetts law, shareholders could, under certain circumstances, be held personally liable for the obligations of the Trust. However, the Declaration of Trust disclaims shareholder liability for acts and obligations of the Trust and requires that a notice of such disclaimer be given in each agreement, obligation or instrument that the Trust or its trustees enter into or execute. The Declaration of Trust provides for indemnification by the Trust out of Trust property for all loss and expense of any shareholder of the Trust held personally liable solely by reason of his being or having been a shareholder. Thus, the risk of a shareholder's incurring financial loss on account of being a shareholder is limited to circumstances in which a court refuses to recognize Massachusetts law concerning limited liability of shareholders under a Massachusetts business trust, the Trust is unable to meet its obligations and the complaining party is held not to be bound by the disclaimer in the Declaration of Trust.

        We understand that this opinion is to be used in connection with the registration of the Shares for offering and sale pursuant to the Securities Act of 1933, as amended. We consent to the filing of this opinion with and as part of the Registration Statement and to the reference to our firm under the caption "Legal Counsel" in the Statement of Additional Information, which forms a part of the Registration Statement.

                      Very truly yours,

                      /s/ Sullivan & Worcester LLP
                      SULLIVAN & WORCESTER LLP